Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated April 30, 2024 on the consolidated statement of assets and liabilities, including the consolidated condensed schedule of investments, of Baseline CRE Income Fund, LLC and Subsidiaries, as of December 31, 2023, and the related consolidated statements of operations, changes in net assets, and cash flows for the year then ended, and the related notes (collectively referred to as the financial statements), included in the prospectus constituting a part of this registration statement on Form N-2/A.

Englewood, Colorado

February 7, 2025